October 1, 1995

Mr. George Fowler
5808 Beech Avenue
Bethesda, MD 20817

Dear George:

On behalf of HADRON I am pleased to renew the offer for you to continue as the President and Chief Operating Officer of HADRON, Inc., reporting to me. The annual salary for this position is currently $115,000.00, paid bi-weekly. This offer is effective as of October 1, 1995 and supersedes the previous offer dated September 21, 1993.

The term of your employment is for one year, subject to renewal annually, at the Company's discretion, for two additional one-year terms; provided, however, that the Company shall have the right to terminate your employment with no further obligation on the part of the Company if you are convicted of a felony or a crime of moral turpitude or if the Company determines that you have not satisfactorily performed your duties. In the event that the Company terminates your employment without cause, or if the Company decides not to renew this agreement for any reason other than those specified above, you shall receive six months' severance pay in full and complete satisfaction of any claim you may have by virtue of such termination of or election not to renew your agreement with the Company.

In the event your employment agreement is renewed by October 1, 1996, you shall be entitled to an increase in annual salary which is commensurate with the annual increase awarded to other executive officers of the Company, as determined by the Board of Directors.

During the term of your employment, you shall be entitled to participate, on the same terms and conditions as other executive employees of the Company, in such major medical, dental, life insurance, 401(k), and other employee benefits which the Company now provides or in the future may provide to its executive employees. You shall be entitled to two weeks of paid vacation leave and two weeks of sick leave per year.

In addition, and as part of your compensation package, you shall continue to receive a car allowance in the amount of $350 per month. Furthermore, the Company will reimburse you for all reasonable expenses incurred in the performance of your duties in accordance with the Company's standard policy.

Mr. George Fowler
October 1, 1995
Page 2

As previously discussed for FY 96, you will be able to earn up to 50% of your base salary as additional cash compensation based upon the revenue growth and profitability of HADRON. The Target Performance Goals are based upon the growth of revenue and profit relative to the past year (currently FY 95) for HADRON weighted 1/2 for revenue and 1/2 for net income. Once HADRON achieves its budgeted revenue goal of $20,365,962.00 you will be eligible for a bonus on a pro rated basis that will stop at a value of 25% of your base salary when a revenue level of $22,587,760.00 (10% growth over FY 95) is achieved. Once HADRON achieves its budgeted net income level of $176,525.00 you will be eligible for a bonus on a pro rated basis that will stop at a value of 25% of your base salary when a net profit level of $345,039.00 (1.5% profitability) is achieved.

In addition to the above, you will be eligible to receive incentive stock options as stipulated in the HADRON, Inc. 1994
Stock Option Plan and approved by the Board of Directors.

After review of the terms and conditions expressed above, sign the agreement in the space provided and return a copy to me. I look forward to the opportunity to continue to work with you here at HADRON. I believe you will continue to find the position challenging and worthy of your talents.

Very truly yours,


/S/ C.W. GILLULY

C. W. Gilluly
Chairman of the Board and
Chief Executive Officer



Accepted:


/S/ GEORGE FOWLER             10/1/95
________________________      __________
George Fowler                 Date